Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2026 RESULTS

AND RECENT DEVELOPMENTS

Completed $251 Million in New Investments in Q1 2026

Raises Full Year Adjusted FFO Guidance Mid-Point

HUNT VALLEY, MARYLAND – April 28, 2026 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended March 31, 2026.

FIRST QUARTER 2026 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $159 million, or $0.47 per diluted share, compared to $112 million, or $0.33 per diluted share, for Q1 2025.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $260 million, or $0.82 per diluted share, on 315 million weighted-average common shares outstanding, compared to $221 million, or $0.75 per diluted share, on 295 million weighted-average common shares outstanding, for Q1 2025.
●	Funds Available for Distribution (“FAD”) for the quarter of $247 million, or $0.78 per diluted share, compared to FAD of $211 million, or $0.71 per diluted share, for Q1 2025.
●	Completed $251 million of investments in Q1 consisting of $126 million in real estate acquisitions, $27 million in real estate loan fundings and $97 million of investments in unconsolidated entities, including the acquisition of a 9.9% equity interest in the Saber OpCo JV for $93 million.
●	Issued 2 million common shares in Q1 for gross proceeds of $107 million.
●	Completed $75 million in new investments in April 2026.
●	18 CommuniCare facilities expected to be sold in Q2 for $480 million.

Nareit Funds From Operations (“Nareit FFO”), AFFO and FAD are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased to report strong first quarter results, with FAD per share up 9.5% over the same quarter last year. This reflects our continued accretive investment activity, augmented by active portfolio management. As a result of our strong start to 2026, we were able to increase the low end of our AFFO guidance, moving the midpoint up by two cents to $3.22.”

Mr. Pickett continued, “Our first quarter investments included both skilled nursing triple-net and senior housing RIDEA real estate investments, as well as, our equity investment in Saber, and our first investment in Canada.  Additionally, we announced the expected sale of 18 skilled nursing facilities for proceeds of $480 million, which, when redeployed, we believe will add a further three cents to FAD. Each of these investment decisions reflect our relentless focus on driving shareholder value through innovative and thoughtful investments, while aligning our interests with our operating partners.”

Mr. Pickett concluded, “Overall, the backdrop continues to be favorable. Operating metrics remain strong, with coverage continuing to modestly improve in the quarter. Despite elevated interest in senior care real estate, the pipeline is very active, the team is highly engaged, and we have a cost of capital that should allow us to continue to accretively invest.”

FIRST QUARTER 2026 PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

Genesis – As previously disclosed, Genesis Healthcare, Inc. (“Genesis”) filed for Chapter 11 bankruptcy protection on July 9, 2025. Since filing for bankruptcy, Genesis has made all required contractual rent and interest payments through April 2026. In March 2026, Omega agreed to provide $26.7 million in a new super-priority secured $80.0 million debtor-in-possession (“DIP”) financing. As of March 31, 2026, Omega funded $25.0 million under the new DIP financing. A portion of the proceeds was used to fully repay the $9.2 million of outstanding obligations due to Omega under the original DIP loan. In the first quarter of 2026, the Company recognized rental income of $13.3 million for contractual rent payments received from Genesis, and interest income of $7.0 million, consisting of $0.4 million of cash interest and $6.6 million of paid-in-kind interest.

Maplewood – In the first quarter of 2026, Maplewood Senior Living (along with affiliates “Maplewood”) paid $19.4 million in rent (compared to $18.9 million in the fourth quarter of 2025).

New Investments:

The following table presents investment activity:

	Three Months Ended
Investment Activity ($000’s)	March 31, 2026
	$ Amount	%
Real property	$126,434	50.4%
Real estate loan fundings	27,343	10.9%
Investments in unconsolidated entities	96,996	38.7%
Total real property and loan investments	$250,773	100.0%

$126 Million in Real Estate Acquisitions – In the first quarter of 2026, the Company acquired 15 facilities for aggregate consideration of $126.4 million, comprised of:

●	$120 Million in U.S. Real Estate Acquisitions – In two first quarter transactions, the Company acquired one senior housing facility in Alabama and 13 skilled nursing facilities (“SNFs”) in Georgia for aggregate consideration of $119.8 million. The Company will operate the Alabama facility, through a new third-party property manager, utilizing the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure. The 13 Georgia SNFs were leased to an existing operator with an initial cash yield of 10.6% and annual escalators of 2.5%.
●	$7 Million U.K. Real Estate Acquisition – The Company acquired one care home in the U.K. for $6.6 million and leased it to an existing operator. The investment has an initial annual cash yield of 10.0% with annual escalators of 2.5%.

$27 Million in Real Estate Loans – In the first quarter of 2026, the Company funded $27.3 million in real estate loans, comprised of:

●	$21 Million U.K. Mortgage Loan – The Company funded a new $21.3 million mortgage loan to an existing operator secured by a U.K care home. The loan has an interest rate of 13% and a maturity date in March 2027.
●	$4 Million of Additional Fundings on Existing U.S Real Estate Loans – The Company funded $3.8 million of additional draws on existing U.S. real estate loans during the first quarter of 2026 at a weighted average interest rate of 10.7%.
●	$2 Million of Fundings on Canada Development Loan – In the first quarter of 2026, the Company funded $2.2 million ($CAD $3.0 million) under a previously disclosed Canadian dollar denominated real estate loan, with maximum capacity of $62.8 million ($CAD $87.6 million), that was executed in December 2025. The proceeds of the loan will be utilized for the development of five long-term care facilities in Canada. The loan has an interest rate of 10.0% with a maturity date in December 2035. At Omega’s option, the loan is convertible into a 34.9% equity stake in the borrower.

$97 Million of Investments in Unconsolidated Entities – In the first quarter of 2026, the Company funded $97.0 million of investments in several unconsolidated entities. The primary investment was a 9.9% equity interest in Saber Healthcare Holdings, LLC (“Saber”) that the Company acquired in January 2026 for $92.6 million in cash consideration. Omega will receive minimum quarterly cash distributions equivalent to an annualized yield of 8% on its 9.9% investment. In the first quarter of 2026, the Company recognized income of $1.1 million, which is net of $1.8 million of depreciation and amortization expense, related to the Company’s investment in Saber. Saber leases 53 operating facilities from the Company under a master lease with monthly contractual rent of $5.4 million as of March 31, 2026, and also operates 65 facilities owned by the Saber PropCo joint venture, in which the Company holds a 49% equity interest.

$75 Million in Q2 2026 Real Estate Investment Activity – In the second quarter of 2026, the Company completed $75.0 million of new investments, comprised of:

●	$42 Million Real Estate Acquisition – In April 2026, the Company acquired three facilities in Rhode Island for a contractual purchase price of $42.0 million. The Company will operate the facilities, through a new third-party property manager, utilizing a RIDEA structure.
●	$33 Million Real Estate Acquisition – In April 2026, the Company acquired two facilities in Indiana for a contractual purchase price of $33.0 million and leased them to one existing operator. The investment has an initial annual cash yield of 10.0% with annual escalators of 2.0%. The operator’s lease, with $41.3 million in annual contractual rent before the acquisition, was extended from August 2027 to August 2036, concurrent with adding the acquired facilities to the master lease.

Asset Sales:

$34 Million in Asset Sales – In the first quarter of 2026, the Company sold four facilities for $34.5 million in cash, recognizing a gain of $3.0 million.

Assets Held for Sale – As of March 31, 2026, the Company had 19 facilities classified as assets held for sale, totaling $233.1 million in net book value. These include 18 facilities leased to CommuniCare Health Services, Inc. (“CommuniCare”) that are part of a strategic disposition. These facilities, located throughout Maryland and West Virginia, were moved from assets held for use. In April 2026, 12 Maryland facilities were sold with the remaining six West Virginia expected to sell in the second quarter of 2026 for an expected aggregate total contractual purchase price of $479.9 million. There can be no assurance that the West Virginia facilities will be sold as expected. Contractual first quarter rent related to these 18 facilities was $9.2 million and, as of December 31, 2025, trailing 12-month EBITDAR coverage was 0.87x.

TRIPLE-NET AND MORTGAGE LOAN OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended December 31, 2025	49.6%	25.9%	24.5%
Three-months ended September 30, 2025	49.4%	26.1%	24.5%
Three-months ended June 30, 2025	50.2%	26.8%	23.0%
Three-months ended March 31, 2025	50.5%	27.8%	21.7%
Three-months ended December 31, 2024	50.4%	27.6%	22.0%

(1)	Excludes all facilities considered non-core and does not include federal employee retention credits. For non-core definition, see First Quarter 2026 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended December 31, 2025	82.6%	1.94x	1.58x
Twelve-months ended September 30, 2025	82.6%	1.93x	1.57x
Twelve-months ended June 30, 2025	82.6%	1.91x	1.55x
Twelve-months ended March 31, 2025	82.2%	1.88x	1.51x
Twelve-months ended December 31, 2024	81.8%	1.88x	1.51x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

ATM Program and Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the common shares issued in the first quarter of 2026:

		Dividend
		Reinvestment and
	At-the-Market	Common Stock
	Program	Purchase Plan
	Q1 2026
Number of shares (000’s)	2,219	9
Average price per share	$48.08	$47.12
Gross proceeds ($000’s)	$106,684	$438

BALANCE SHEET AND LIQUIDITY

As of March 31, 2026, the Company had $4.5 billion in outstanding indebtedness with a weighted average annual interest rate of 4.2%. The Company’s indebtedness consisted of an aggregate principal amount of $3.8 billion of senior unsecured notes, $425.0 million on its revolving credit facility, and $300.0 million on the 2028 Term Loan. As of March 31, 2026, total cash and cash equivalents were $26.1 million, and the Company had $1.6 billion in undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On April 23, 2026, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid May 15, 2026, to common stockholders of record as of the close of business on May 4, 2026.

2026 GUIDANCE MID-POINT INCREASED

The Company’s expected 2026 Adjusted FFO range is between $3.19 to $3.25 per diluted share compared to the previous range of $3.15 and $3.25 per diluted share.

The guidance assumes:

●	all new investments disclosed above in the press release;
●	no additional operators are placed on a cash-basis for revenue recognition;
●	Genesis continues to pay its full contractual rental obligations of $13.3 million per quarter;
●	Maplewood pays rent at $19.5 million per quarter;
●	quarterly G&A expense of approximately $14 million to $15 million;
●	no material changes in market interest rates or changes in foreign currency exchange rates, including those due to derivative instruments entered into to minimize the fluctuation in the GBP spot rates;
●	$65 million of the $159 million in mortgages and other real estate-backed investments that are set to mature in 2026 will be converted from loans to fee simple real estate and the remaining balance will be repaid in 2026;
●	$224 million in non-real estate backed loans at March 31, 2026 are expected to be repaid throughout 2026 (including $160 million in loans to Genesis to be repaid in Q4 2026);
●	18 CommuniCare facilities in assets held for sale on March 31st expected to be sold for $480 million; and
●	no other asset sales beyond those described above.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. However, it excludes any additional:

●	acquisitions or acquisitions costs;
●	capital markets activity;
●	interest refinancing expenses;
●	provisions for credit losses, if any; and
●	certain revenue and expense items.

If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis and the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from the Company’s current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced AFFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its AFFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its First Quarter 2026 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, April 29, 2026, at 10 a.m. Eastern Time to review the Company’s 2026 first quarter results and current developments. Investors and other interested parties may access the conference call in the following ways:

●	At the Company’s website: https://www.omegahealthcare.com/
●	Via webcast: https://events.q4inc.com/attendee/811963547 . Joining via webcast is recommended for those who will not be asking questions.
●	By telephone: The participant toll-free dial-in number is (800) 715-9871. The international dial-in is +1 (646) 307-1963. The conference ID number is 1388157.

Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Financial Information” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a real estate investment trust (“REIT”) that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Sr. Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) our operators’ ability to manage industry challenges, including staffing shortages, which may impact certain regions more acutely, increased costs, and the sufficiency of governmental reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including changes to Medicaid and Medicare reimbursements, the potential impact of recent changes to state Medicaid funding levels as well as legislative and regulatory initiatives related to establishing minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting REITs, including as the result of any federal or state policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry in the U.S. and in other jurisdictions where we conduct business, including the U.K.; (xiii) changes in interest rates and foreign currency exchange rates and the impact of inflation and changes in global tariffs and international trade disputes; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) operational risks associated with our investments in healthcare operating companies, including senior housing properties managed through structures authorized by the REIT Investment Diversification and Empowerment Act of 2007 (commonly referred to as “RIDEA”); (xvii) the use of, or inability to use, artificial intelligence by us, our operators, managers, vendors and investors; (xviii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xix) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,696,967	$7,901,652
Land	1,160,474	1,179,463
Furniture and equipment	531,005	539,775
Construction in progress	11,991	12,492
Total real estate assets	9,400,437	9,633,382
Less accumulated depreciation	(2,930,373)	(2,930,611)
Real estate assets – net	6,470,064	6,702,771
Real estate loans receivable – net	1,389,666	1,380,949
Investments in unconsolidated entities	507,720	414,127
Assets held for sale	233,128	4,000
Total real estate investments	8,600,578	8,501,847
Non-real estate loans receivable – net	354,953	330,322
Total investments	8,955,531	8,832,169

Cash and cash equivalents	26,149	27,024
Restricted cash	27,172	27,539
Contractual and other receivables – net	292,141	280,774
Goodwill	644,352	644,626
Other assets	289,206	236,927
Total assets	$10,234,551	$10,049,059

LIABILITIES AND EQUITY
Revolving credit facility	$425,000	$242,000
Senior notes and other unsecured borrowings – net	4,016,289	4,014,011
Accrued expenses and other liabilities	338,243	352,549
Total liabilities	4,779,532	4,608,560

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 700,000 shares, issued and outstanding – 297,797 shares as of March 31, 2026 and 295,539 shares as of December 31, 2025	29,779	29,553
Additional paid-in capital	8,775,469	8,693,033
Cumulative net earnings	4,828,141	4,677,092
Cumulative dividends paid	(8,495,911)	(8,297,416)
Accumulated other comprehensive income	54,004	79,037
Total stockholders’ equity	5,191,482	5,181,299
Noncontrolling interest	263,537	259,200
Total equity	5,455,019	5,440,499
Total liabilities and equity	$10,234,551	$10,049,059

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Rental income	$266,864	$228,375
Real estate tax and ground lease income	3,753	3,803
Real estate loans interest income	32,566	33,162
Non-real estate loans interest income	12,589	9,954
Resident fees and services	6,657	—
Miscellaneous income	526	1,491
Total revenues	322,955	276,785

Expenses
Depreciation and amortization	84,140	79,875
Interest expense	49,755	52,280
Senior housing operating expenses	5,427	—
General and administrative	14,995	13,321
Real estate tax and ground lease expense	4,016	3,826
Stock-based compensation expense	10,592	9,210
Severance expense	—	9,011
Acquisition, merger and transition related costs	1,114	1,464
Impairment on real estate properties	392	1,235
(Recovery) provision for credit losses	(3,294)	5,092
Total expenses	167,137	175,314

Other income
Other income – net	1,076	3,047
Gain on assets sold – net	3,024	10,075
Total other income	4,100	13,122

Income before income tax expense and income from unconsolidated entities	159,918	114,593
Income tax expense	(5,106)	(3,611)
Income from unconsolidated entities	3,764	1,078
Net income	158,576	112,060
Net income attributable to noncontrolling interest	(7,527)	(3,028)
Net income available to common stockholders	$151,049	$109,032

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.47	$0.34
Diluted:
Net income available to common stockholders	$0.47	$0.33
Dividends declared per common share	$0.67	$0.67

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Net income (1)	$158,576	$112,060
Deduct gain from real estate dispositions	(3,024)	(10,075)
Sub-total	155,552	101,985
Elimination of non-cash items included in net income:
Depreciation and amortization	84,140	79,875
Depreciation – unconsolidated entities	9,412	683
Impairment on real estate properties	392	1,235
Nareit funds from operations (“Nareit FFO”)	$249,496	$183,778

Weighted-average common shares outstanding, basic	297,047	283,015
Restricted stock and PRSUs	3,014	3,703
Omega OP Units	15,067	8,210
Weighted-average common shares outstanding, diluted	315,128	294,928

Nareit funds from operations available per share	$0.79	$0.62

Adjustments to calculate adjusted funds from operations
Nareit FFO	$249,496	$183,778
Add back (deduct):
Stock-based compensation expense	10,592	9,210
Straight-line rent and other write-offs (2)	2,377	10,000
Acquisition, merger and transition related costs	1,114	1,464
Severance expense (3)	—	9,011
Non-cash (recovery) provision for credit losses	(1,051)	7,579
Other normalizing items – net (4)	(2,855)	355
Adjusted funds from operations (“AFFO”) (1)(5)	$259,673	$221,397

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$1,298	$3,187
Capitalized interest	(136)	(751)
Non-cash revenue	(14,083)	(13,022)
Funds available for distribution (“FAD”) (1)(5)	$246,752	$210,811

(1)	The three months ended March 31, 2025 include the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue.
(2)	The three months ended March 31, 2025 includes a $10.0 million lease inducement recorded as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	The three months ended March 31, 2025 includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	Primarily consists of non-cash items within interest expense, such as the amortization of deferred financing fees and discounts, as well as the amortization of deferred gains from forward swaps designated as cash flow hedges and other non-cash items. For the three months ended March 31, 2025, Non-cash expense is not adjusted to include $2.4 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024. The above market loan was fully repaid in November 2025.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.